Exhibit 99.1
AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473
American Natural Energy Corporation Announces Agreement with Dune Energy, Inc.
Tulsa, Oklahoma, May 12, 2009. American Natural Energy Corporation (“ANEC”) (TSX Venture:ANR.U) announced it and Dune Energy, Inc (“Dune”) (NYSE Amex: DNE) have arrived at agreed terms whereby ANEC will re-purchase and retire $7.8 million, plus accrued and unpaid interest, of its 8% Secured Debentures held by Dune (including release of collateral rights), acquire Dune’s interest in producing wells and certain leasehold rights in the Bayou Couba field, resume operations of the Bayou Couba field and settle outstanding issues between the companies. In exchange, ANEC will assign a portion of certain deep rights held by ANEC and pay Dune a total of $1.3 million dollars with $1 million due at closing and an additional $300,000 due in quarterly payments commencing 90 days after resuming operations of the field. Closing of the transactions contemplated, which will require the execution of definitive agreements, is to occur as soon as practicable but not later than July 31, 2009.
Mike Paulk , CEO of ANEC said “The agreement clears a significant amount of liabilities from our balance sheet and provides us with a platform to continue development of our assets identified above the Bayou Couba salt dome while preserving our opportunities in the potential deeper sub-salt play. We have a number of shallow oil prospects identified which we intend to drill as soon as practicable following the closing. We anticipate financing the transaction through either industry participation or private placement financing.”
ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.
Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.
This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC, including completion of this transactions with Dune. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC’s development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at http://www.sec.gov.